Exhibit 99.B(h)(d)(3)

AMENDMENT TO

PACIFIC SELECT FUND EXPENSE LIMITATION AGREEMENT

This AMENDMENT to the Expense Limitation Agreement, effective as of April 30, 2018 (the “Amendment”), is being entered into by and between Pacific Life Fund Advisors LLC (the “Adviser”) and Pacific Select Fund (the “Trust”), on behalf of each of the Trust’s separate portfolios (each a “Fund,” collectively, the “Funds”).

WHEREAS, the Trust and the Adviser (collectively, the “Parties”) entered into an Expense Limitation Agreement dated April 30, 2017, as amended from time to time (the “Agreement”);

WHEREAS, the Adviser and the Trust mutually desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended as follows:

1.                                      Section I (Expense Limitation), subsection B, of the Agreement is hereby deleted and replaced with the following:

B.                              Fund Operating Expenses.  For purposes of this Agreement, “Fund Operating Expenses” shall consist of the ordinary operating expenses incurred by a Fund in any fiscal year, including organizational expenses, but excluding the following:  investment advisory fees (management fees); distribution and/or service fees (if any); additional costs associated with foreign investing (including foreign taxes on dividends, interest or gains); interest (including commitment fees); taxes; brokerage commissions and other transactional expenses; dividends on securities sold short; acquired fund fees and expenses; extraordinary expenses such as litigation expenses, liquidation expenses, reorganization expenses and other expenses not incurred in the ordinary course of the Fund’s business; and expenses of any counsel or other persons or services retained by the Trust’s trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Adviser.

2.                                      Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorize and their respective corporate seals be hereunto affixed, as of the day and year first above written.

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
Title: Senior Vice President		Title: VP & Assistant Secretary

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary